Exhibit 10.1
ABSCI CORPORATION
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (as amended, restated or otherwise modified from time to time, the “Policy”) of Absci Corporation (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy became effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities, and thereafter any amendments, restatements or other modifications hereto will become effective as of the date specified by the Company’s Board of Directors (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
Cash Retainers
Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of the Company’s Board of Directors (the “Board of Directors”), to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.
Additional Annual Retainer for
Non-Executive Chairperson / Lead Independent Director:                 $35,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson:        $20,000
Audit Committee member:        $10,000
Compensation Committee Chairperson:        $15,000
Compensation Committee member:        $7,500
Nominating and Corporate Governance Committee Chairperson:        $10,000
Nominating and Corporate Governance Committee member:        $5,000
Chairperson and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Exhibit 10.1
Equity Retainers
Initial Award: An initial, one-time stock option award (the “Initial Award”) with a Value (as defined below) equal to $450,000 will be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan (as amended and/or restated from time to time, the “2021 Plan”)) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.
Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will be granted, automatically and without the need for any further action by the Board, an award with a Value equal to $225,000 (the “Annual Award”), with 75% of the Value of the Annual Award to be issued in the form of a stock option (the “Annual Stock Option Award”) and 25% of the Value of the Annual Award to be issued in the form of restricted stock units. The Annual Award shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting; provided, further, that if an individual commenced service as an Outside Director within the twelve (12) months immediately preceding such Annual Meeting, then the Annual Award granted to such Outside Director will be prorated based on the number of whole months that the individual served as an Outside Director prior to the Annual Award’s grant date during the twelve (12) month period immediately preceding such Annual Meeting (with any resulting fractional share rounded down to the nearest whole share). The Annual Stock Option Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the 2021 Plan) of the Company’s common stock on the date of grant.
Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2021 Plan).
For purposes of this Policy, “Value” means with respect to (i) any award of stock options, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC Topic 718; and (ii) any award of restricted stock and restricted stock units, the product of (A) the closing market price on the NASDAQ Global Select Market (or such other market on which the Company’s common stock is then principally listed) of a

Exhibit 10.1
share of the Company’s common stock on the effective date of grant and (B) the aggregate number of shares pursuant to such award.

Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.
Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director for service as an Outside Director in a calendar year for services as an Outside Director period shall not exceed $1,000,000; provided, however, that such amount shall be $1,250,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.
Adopted July 16, 2021.
Effective July 21, 2021.

Amendments Effective May 4, 2023

Amendments Effective March 28, 2024

Amendments Effective January 1, 2026
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